Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-4 of HRG Group, Inc. of our report dated November 20, 2015, with respect to the consolidated statements of financial position of Spectrum Brands Holdings Inc. and subsidiaries as of September 30, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2015, and the effectiveness of internal control over financial reporting as of September 30, 2015, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated November 20, 2015, on the effectiveness of internal control over financial reporting as of September 30, 2015, contains an explanatory paragraph that states Spectrum Brands Holdings, Inc. and subsidiaries acquired Armored AutoGroup Parent, Inc. during 2015, and management excluded from its assessment of the effectiveness of Spectrum Brands Holdings, Inc.’s internal control over financial reporting as of September 30, 2015, Armored AutoGroup Parent Inc.’s internal control over financial reporting associated with total assets of $1,543.1 million and total net sales of $160.5 million included in the consolidated financial statements of Spectrum Brands Holdings, Inc. and subsidiaries as of and for the year ended September 30, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Armored AutoGroup Parent. Inc.

/s/ KPMG LLP
Milwaukee, Wisconsin
January 15, 2016